Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333‑279879, No. 333-255210) and Form S-8 (No. 333-256646, No. 333-239501, No. 333-226318 and No. 333-291077) of Coastal Financial Corporation (the "Company"), of our reports dated February 27, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Everett, Washington
February 27, 2026